EXHIBIT 99.1

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

Index

September 30, 2004

PART I.	FINANCIAL INFORMATION

Item 1.	Consolidated Financial Statements:

Unaudited Consolidated Balance Sheets as of September 30, 2004 and December 31, 2003

Unaudited Consolidated Statements of Income for the three and nine months ended September 30, 2004 and 2003

Unaudited Consolidated Statement of Stockholder’s Equity for the nine months ended September 30, 2004

Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2004 and 2003

Notes to Unaudited Consolidated Financial Statements for the three and nine months ended September 30, 2004 and 2003

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2004 AND DECEMBER 31, 2003

(Dollars In Thousands)

	September 30,	December 31,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,245	$11,550
Accounts receivable	111	147
Inventories	583	576
Prepaid expenses	1,145	1,154
Due from Parent	13,047	6,322
Total current assets	27,131	19,749
LAND	26,221	26,221
GAMING FACILITIES:
Building and improvements	68,164	67,628
Equipment	25,924	23,421
Accumulated depreciation	(22,284)	(18,921)
Total gaming facilities	71,804	72,128
OTHER ASSETS:
Goodwill	15,547	15,547
Debt issue costs	4,602	5,416
Other assets	699	779
TOTAL	$146,004	$139,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$5,044	$4,676
Accrued payroll	807	591
Gaming taxes payable	2,815	2,619
Property taxes payable	590	648
Slot club liability	1,113	872
Interest Payable	2,083	4,960
Current portion of long-term debt	456	441
Total current liabilities	12,908	14,807
LONG-TERM DEBT AND OTHER LIABILITIES:
Long term debt	97,279	96,854
BID bonds payable	3,765	3,997
Total long term debt	101,044	100,851
Total liabilities	113,952	115,658
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER’S EQUITY:
Preferred stock; $.001 par value; 10,000,000 shares authorized; none issued and outstanding
Common stock; $.001 par value; 40,000,000 shares authorized; 100 shares issued and outstanding
Additional paid-in capital	11,396	11,396
Retained earnings	20,656	12,786
Total stockholders’ equity	32,052	24,182
TOTAL	$146,004	$139,840

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(Dollars In Thousands)

	Three Months Ended September 30,
	2004	2003
REVENUES:
Casino	$27,726	$25,576
Food and beverage	3,583	3,297
Hotel	387	420
Other	225	214
Total revenues	31,921	29,507
Promotional allowances	(5,004)	(4,929)
Net revenues	26,917	24,578
COSTS AND EXPENSES:
Casino	9,745	9,352
Food and beverage	1,430	1,287
Hotel	148	204
Marketing, general and administrative	7,901	7,639
Depreciation and amortization	1,541	1,577
Total costs and expenses	20,765	20,059
OPERATING INCOME	6,152	4,519
Interest income	8	1
Interest expense	(3,485)	(3,519)
NET INCOME	$2,675	$1,001

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(Dollars In Thousands)

	Nine Months Ended September 30,
	2004	2003
REVENUES:
Casino	$81,893	$72,520
Food and beverage	10,054	8,934
Hotel	999	1,064
Other	674	629
Total revenues	93,620	83,147
Promotional allowances	(14,502)	(14,295)
Net revenues	79,118	68,852
COSTS AND EXPENSES:
Casino	28,766	26,681
Food and beverage	3,995	3,372
Hotel	530	609
Marketing, general and administrative	22,677	21,452
Depreciation and amortization	4,822	4,452
Total costs and expenses	60,790	56,566
OPERATING INCOME	18,328	12,286
Interest income	10	5
Interest expense	(10,468)	(10,400)
NET INCOME	$7,870	$1,891

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2003 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

(IN THOUSANDS)

			Additional Paid-in Capital	Retained Earnings	Total
	Common Stock
	Shares	Amount *
BALANCES, JANUARY 1, 2003	100	$	$11,396	$10,380	$21,776
Net income				2,406	2,406
BALANCES, DECEMBER 31, 2003	100	$	$11,396	$12,786	$24,182
Net income				7,870	7,870
BALANCES, SEPTEMBER 30, 2004	100	$	$11,396	$20,656	$32,052

*      The par value amount of Black Hawk Gaming & Development Company, Inc. common stock outstanding for the periods presented is less than $500 and is therefore presented as $0 above due to rounding.

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(Dollars In Thousands)

	Nine Months Ended September 30,
	2004	2003
OPERATING ACTIVITIES:
Net income (loss)	$7,870	$1,891
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:	4,822	4,456
Depreciation and amortization	814	504
Amortizaiton of financing fees	425	280
Amortizaiton of bond discount	26	(7)
(Gain) Loss on sale of assets	(11,660)	(10,039)
Due to/from Parent
Changes in operating assets and liabilities:
Prepaid expenses and other assets	80	604
Accounts payable and accrued expenses	3,020	1,138
Net cash provided by (used in) operating activities	5,397	(1,173)
INVESTING ACTIVITIES:
Proceeds from sale of equipment	155	43
Equipment purchases and additions to gaming facilities	(4,640)	(8,463)
Net cash used in investing activities	(4,485)	(8,420)
FINANCING ACTIVITIES:
Proceeds from reducing and revolving credit facility		3,688
Payments on bonds	(217)	(203)
Net cash (used in) provided by financing activities	(217)	3,485
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$695	$(6,108)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,550	16,743
CASH AND CASH EQUIVALENTS, END OF PERIOD	$12,245	$10,635
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$12,106	$12,399

See notes to unaudited consolidated financial statements

BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003

(DOLLARS IN THOUSANDS)

1.        BUSINESS AND ORGANIZATION

Black Hawk Gaming & Development Company, Inc. (“Black Hawk”) was incorporated on January 10, 1991. Black Hawk is a holding company that owns, develops and operates gaming properties. Currently Black Hawk operates the Gilpin Hotel Casino (“GHC”) and The Lodge Casino at Black Hawk (“The Lodge”), both located in Black Hawk, Colorado, and The Gold Dust West Casino (“GDW”) located in Reno, Nevada.

GHC is a 37,000 square foot facility located in the Black Hawk gaming district and was Black Hawk’s first casino project. Originally built in the 1860’s, the Gilpin Hotel was one of the oldest in Colorado; however, due to space limitations, the casino offers no hotel or lodging facilities. The Gilpin Hotel Casino commenced operations in October 1992, and was expanded through the acquisition of an adjacent casino in late 1994. It now offers customers approximately 460 slot machines, a restaurant, a bar and parking for approximately 200 cars.

The Lodge is a hotel/casino/parking complex and is one of Colorado’s largest casinos. The 250,000 square foot facility, which opened on September 24, 1998, presently offers customers 900 slot machines, 30 table games, 50 hotel rooms, three restaurants, four bars and parking for approximately 600 cars.

On January 4, 2001, Black Hawk purchased the assets and operating business of GDW for $26,000. The GDW is a 24,000 square-foot gaming and dining facility is located on 4.6 acres, a few blocks west of Reno’s downtown gaming district. The GDW has been catering to the “locals” market for the past 23 years and currently offers customers 500 slot machines, 106 motel rooms, one restaurant, four bars and parking for 277 cars.

In addition, included within the Company is BHWK corporate (“Corporate”). Generally, Corporate operations are not a profit center, but rather a managerial entity which directs the overall operations of the Company.

2.        SIGNIFICANT ACCOUNTING POLICIES

Unaudited Consolidated Financial Statements – In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, which are necessary for the fair presentation of the financial position of Black Hawk at September 30, 2004 and December 31, 2003, and the results of its operations and cash flows for the three months ended September 30, 2004 and 2003. The accompanying unaudited consolidated financial statements include the accounts of Black Hawk, its wholly owned subsidiaries, The Lodge, GHC, and GDW. All significant inter-company transactions and balances have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Black Hawk for the year ended December 31, 2003 contained in the JEI Form 10-K report filed with the U.S. Securities Exchange Commission. The results of interim periods are not necessarily indicative of results to be expected for the year.

Reclassifications – Certain amounts have been reclassified within the 2003 financial statements to conform to the presentation used in 2004.

3.        SEGMENTS

As defined by SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, the following segment information is presented after the elimination of inter-segment transactions. Black Hawk has two reportable segments (Colorado and Nevada) representing the states in which we operate. The Colorado operations consist of The Lodge and the GHC, and the Nevada operations consist of the GDW. Each segment is managed separately because of the unique characteristics of geographic location, revenue stream, and customer base. The accounting policies of the segments are the same as those described in Note 2.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars In Thousands)	2004	2003	2004	2003
Net revenues:
Black Hawk, Colorado	$21,126	$19,454	$62,418	$53,857
Reno, Nevada	5,791	5,124	16,700	14,995

Total net revenues	$26,917	$24,578	$79,118	$68,852

Depreciation and amortization:
Black Hawk, Colorado	$1,178	$1,250	$3,724	$3,500
Reno, Nevada	350	315	1,059	914
Corporate	13	12	39	38

Total depreciation and amortization	$1,541	$1,577	$4,822	$4,452

Operating income:
Black Hawk, Colorado	$5,144	$4,163	$15,324	$10,501
Reno, Nevada	1,624	1,153	4,760	3,556
Corporate	(618)	(797)	(1,758)	(1,771)

Total operating income	$6,150	$4,519	$18,326	$12,286

Interest income:
Black Hawk, Colorado	$3	$2	$5	$4
Reno, Nevada
Corporate	5		5

Total interest income	$8	$2	$10	$4

Interest expense:
Black Hawk, Colorado	$(2,699)	$(2,738)	$(8,112)	$(8,058)
Reno, Nevada	(786)	(780)	(2,356)	(2,342)

Total interest expense	$(3,485)	$(3,518)	$(10,468)	$(10,400)

Net income
Black Hawk, Colorado	$2,448	$1,427	$7,217	$2,447
Reno, Nevada	838	373	2,404	1,214
Corporate	(611)	(799)	(1,751)	(1,770)

Net income	$2,675	$1,001	$7,870	$1,891

EBITDA (1)
Black Hawk, Colorado	$6,322	$5,413	$19,048	$14,001
Reno, Nevada	1,974	1,468	5,819	4,470
Corporate	(603)	(785)	(1,717)	(1,733)

EBITDA	$7,693	$6,096	$23,150	$16,738

Additions to long lived assets:
Black Hawk, Colorado	$976	$1,053	$3,566	$7,829
Reno, Nevada	297	224	1,074	623
Corporate				12

Total additions to long lived assets	$1,273	$1,277	$4,640	$8,464

	September 30,	December 31,
(Dollars In Thousands)	2004	2003
Total assets:
Black Hawk, Colorado	$107,259	$109,597
Reno, Nevada	24,861	24,320
Corporate	13,883	987
Total assets	146,003	134,904

Long-term debt:
Black Hawk, Colorado	$78,395	$78,302
Reno, Nevada	22,649	22,549

Total long-term debt	$101,044	$100,851

(1)           EBITDA (earnings before interest, taxes, depreciation and amortization) is presented as a supplemental information in the tables above and in the discussion of our operating results. EBITDA can be reconciled directly to our consolidated net income by adding the amounts shown for depreciation, amortization, and interest. This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net (loss) income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes that presentation of a non-GAAP financial measure such as EBITDA is useful because it allows investors and management to evaluate and compare our operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of our properties using EBITDA measures as do most analysts following the gaming industry. EBITDA is also a component of certain financial covenants in our debt agreements.